Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256501 on Form S-1, Registration Statement No. 333-251397 on Form S-4, Registration Statements Nos. 333-289989 and 333-291820 on Form S-3, and Registration Statement Nos. 333-288585 and 333-279788 on Form S-8 of our reports dated March 4, 2026, relating to the financial statements of Stem, Inc. and the effectiveness of Stem, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 4, 2026